Waiver to Second Amended and Restated Credit and Guaranty Agreement
WAIVER to Second Amended and Restated Credit and Guaranty Agreement, dated as of June 23, 2014 (this “Waiver”), among Education Management LLC, a Delaware limited liability company (“Company”), Education Management Holdings LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Holdings party hereto, and the Lenders party hereto.
W I T N E S S E T H:
WHEREAS, Company, Holdings, certain subsidiaries of Holdings, the Lenders and BNP Paribas, as Administrative Agent and as Collateral Agent, are parties to that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2007 and amended and restated as of December 7, 2010 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”);
WHEREAS, Company and the other Credit Parties have requested that the Lenders waive certain potential Events of Default under the Credit Agreement; and
WHEREAS, the Lenders signatory hereto (the “Consenting Lenders”), constituting the Requisite Lenders under and as defined in the Credit Agreement, are willing to grant Company and the other Credit Parties’ request for a waiver on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
2.Designated Potential Defaults; Waiver.

(a)
Company anticipates that, absent this Waiver, Defaults or Events of Default would occur pursuant to Section 8.1(b) of the Credit Agreement as a result of Company’s failure to comply with (i) Section 6.10(a) of the Credit Agreement and (ii) Section 6.10(b) of the Credit Agreement, in each case for the Test Period ending on June 30, 2014 (together with any Default or Event of Default that would arise from the failure to deliver any notices related to such Defaults and Events of Default under Section 5.3 of the Credit Agreement, the “Designated Potential Defaults”).

(b)
Effective as of the Waiver Effective Date (as defined below), and subject to the terms and conditions set forth herein, the Consenting Lenders hereby waive the Designated Potential Defaults and agree to forbear (and direct the Administrative Agent to forbear) from taking any remedial action that, absent this Waiver, would be available under any Credit Document in connection with the Designated Potential Defaults until the earliest to occur of the following (each a “Termination Event):

(i)	September 15, 2014 (as such date may be extended with the written consent of the Requisite Lenders); or

(ii)	the occurrence of any Event of Default (including as a result of failure to comply with the provisions of Section 4 hereof) other than the Designated Potential Defaults.

Upon the occurrence of a Termination Event and, with respect to the Termination Event set forth in clause (ii) above, written notice thereof to the Credit Parties by the Administrative Agent (at the direction of the Requisite Lenders) (such date the “Waiver Maturity Date” and the period from the Waiver Effective Date until the Waiver Maturity Date the “Waiver Period”) the agreement of the Lenders to waive and forbear hereunder shall terminate and be of no further force and effect without any further action or notice of any kind, and the Agents, at the direction of the Requisite Lenders, shall be free to exercise all rights and remedies available to them under the Credit Agreement, any other Credit Document or applicable law, each of which is hereby reserved with respect to the period following the Waiver Period.

(c)
Except as expressly set forth herein, this Waiver shall not limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Administrative Agent or Collateral Agent under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. No course of dealing shall be construed as a result of this Waiver, and nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document in similar or different circumstances. Each of Company and the other Credit Parties hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under each Credit Document to which such Person is a party, and each such Person hereby ratifies and reaffirms its grant of Liens on its properties pursuant to the Credit Documents to which it is a party as security for the Obligations. Without limitation of the generality of the foregoing, each Guarantor acknowledges the effectiveness and continuing validity of the Guaranty and its liability for the Obligations pursuant to the terms of the Guaranty and that such Obligations are payable without defense, setoff and counterclaim.

3.Acknowledgement by Credit Parties. In order to induce the Consenting Lenders to enter into this Waiver, each Credit Party hereby acknowledges, stipulates and agrees as follows:

(a)
The principal amount of 2015 Revolving Loans outstanding as of the date hereof is $220,500,000, the aggregate amount of outstanding Letters of Credit or any unreimbursed drawings under any Letter of Credit as of the date hereof is $107,593,215, the principal amount of Tranche C-2 Term Loan outstanding as of the date hereof is $730,390,627.09 and the principal amount of Tranche C-3 Term Loan outstanding as of the date hereof is $342,419,395.44, each of which amounts are payable without defense, setoff or counterclaim. The foregoing amounts do not include interest, fees and expenses and other amounts that are chargeable or otherwise reimbursable under the Credit Documents.

(b)
All of the assets pledged, assigned, conveyed, mortgaged, hypothecated or transferred to the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents are (and shall continue to be) subject to valid, enforceable and (to the extent required under the Credit Documents) perfected liens and security interests of the Collateral Agent, as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by Section 6.1 of the Credit Agreement.

4.Covenants. In order to induce the Consenting Lenders to enter into this Waiver, Holdings and Company hereby agree as follows:

(a)
Each Credit Party covenants to not establish any new bank account other than (i) accounts solely for the purpose of holding deposits constituting permitted Liens pursuant to Section 6.1 of the Credit Agreement and (ii) accounts set forth on the schedule referred to in Section 6(e) below, except on not fewer than three (3) Business Days’ written notice to the Administrative Agent and, unless consented to in writing by the Administrative Agent, will not maintain a balance (other than intra-day) of in excess of $250,000 in the aggregate in any such account or accounts prior to entry into an appropriate control agreement with the Collateral Agent and the applicable depositary bank in respect of such account.

(b)
From and after the Waiver Effective Date, Holdings and Company shall, and shall cause each Subsidiary to, carry out their cash management operations consistent with past practice and in the ordinary course of their businesses, including the concentration of cash and cash-equivalent securities in the deposit and securities accounts (the “Applicable Accounts”) identified on the schedule referenced in Section 6(e) of this Waiver; provided, the foregoing shall not be deemed to prevent Holdings, Company or any Subsidiary from conducting cash management operations, and holding cash at Subsidiaries, so as to comply with applicable law or regulatory requirements or otherwise satisfy financial strength or like tests applicable to the Subsidiaries, the failure of which could lead to adverse action by regulatory authorities and/or accreditation agencies.

(c)
As promptly as practicable and in any event within 30 days of the Waiver Effective Date, the applicable Credit Parties shall execute control agreements (the “Control Agreements”), in form and substance reasonably satisfactory to the Company and the Collateral Agent, with respect to the Applicable Accounts, it being understood and agreed that the relevant Credit Parties will, subject to the terms of the Credit Documents, be permitted to direct the application of funds contained in the Applicable Accounts for so long as no Event of Default (other than the Designated Potential Defaults) shall have occurred and be continuing and notwithstanding anything to the contrary set forth in this Waiver or the Credit Documents, the Control Agreements may be modified or terminated with the consent of the Requisite Lenders;

(d)	No later than July 18, 2014, Company shall deliver to the Administrative Agent (and to those Lenders that have consented to receive material non-public information) its five-year business plan;

(e)
None of the Credit Parties shall make a voluntary payment pursuant to Section 2.13 of the Credit Agreement during the Waiver Period; provided, (i) substantially simultaneously with the payment pursuant to Section 2.12 of the Credit Agreement of the Installment due June 30, 2014 in respect of the Tranche C-2 Term Loans and the Tranche C-3 Term Loans, the Company shall voluntarily prepay a ratable amount of the outstanding Revolving Loans, based on the amount of such Installment payment of the Term Loans and the aggregate principal amounts of Term Loans and Revolving Loans outstanding as of the date hereof (i.e., approximately $610,200 in principal payment of Revolving Loans, the requirement to make a voluntary payment of Revolving Loans in minimum amounts of $1,000,000 and multiples of $500,000 being hereby waived solely for purposes of the payment in accordance with this section), and (ii) the Company shall not re-borrow the amount of Revolving Loans so repaid for the duration of the Waiver Period;

(f)
None of the Credit Parties shall, during the Waiver Period, make (i) any Restricted Payment pursuant to Section 6.6(i) of the Credit Agreement or (ii) any payment with respect to Junior Financing or Senior Cash Pay/PIK Notes due 2018, in each case except as and when required pursuant to the documentation governing such indebtedness;

(g)
Each of the Credit Parties hereby agrees to promptly take, at its own expense, whatever commercially reasonable action may be requested by the Collateral Agent or the Lenders for purposes of perfecting and maintaining perfection (including facilitating perfection by possession, as appropriate) and the required priority of, a security interest in the Collateral;

(h)
The Credit Parties agree that during the Waiver Period they shall not, and shall not permit their subsidiaries to, make any Disposition pursuant to Sections 6.5(b) (but solely to the extent in reliance on clause (iii) of the definition of “Asset Sale”), 6.5(f) or 6.5(k) of the Credit Agreement, in each case other than with respect to the Company’s real property located in Sarasota, Florida; and

(i)
The Credit Parties agree to take all such actions as shall be set forth on Schedule I hereto within the time periods specified on Schedule I hereto (unless a later date is otherwise agreed to by the Collateral Agent).

The foregoing covenants shall constitute covenants for all purposes of the Credit Agreement and the failure to comply with any such covenant shall constitute an Event of Default under the Credit Agreement.
5.Conditions Precedent; Effectiveness. This Waiver shall become effective as of the first date (the “Waiver Effective Date”) on which each of the following conditions has been satisfied in accordance with the terms hereof:

(a)	Administrative Agent shall have received counterparts of this Waiver executed by or on behalf of the Credit Parties and Lenders representing the Requisite Lenders;

(b)
Administrative Agent shall have received all fees and other amounts due and payable to it on or prior to the Waiver Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of counsel) of Administrative Agent in connection with this Waiver; and

(c)
the representations and warranties contained in this Waiver shall be true and correct in all material respects and no Default or Event of Default (other than the Designated Potential Defaults) shall have occurred and be continuing.

6.Representations and Warranties. To induce the Consenting Lenders to execute this Waiver, each Credit Party represents and warrants, as of the Waiver Effective Date, that:

(a)	this Waiver has been duly authorized, executed and delivered by such Credit Party;

(b)
this Waiver constitutes a legal, valid and binding obligation, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)
the representations and warranties of such Credit Party set forth in the Credit Agreement and in the other Credit Documents are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date);

(d)	other than the Designated Potential Defaults, no event has occurred and is continuing that constitutes a Default or an Event of Default; and

(e)
the bank accounts listed in the June 23, 2014 schedule previously disclosed by the Company to the Collateral Agent and to Milbank, Tweed, Hadley & McCloy LLP and White & Case LLP, each as counsel for certain of the Lenders, are the only bank accounts held or owned by Company or any of its direct or indirect subsidiaries as of the date hereof and said schedule is accurate and complete as of the date hereof.

7.Credit Document. This Waiver shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.
8.Further Assurances. The Lenders party hereto hereby authorize Administrative Agent to enter into this Waiver and such further documents and do such other acts and things as Company may reasonably request in order to fully effect the purposes of this Waiver. Further, subject to Section 10.17 of the Credit Agreement, the Credit Parties shall provide to Administrative Agent, its advisors and the advisors of any ad hoc group of Lenders, upon reasonable request, full and timely access to the Credit Parties’ books, records, senior level employees and any advisors hired by the Credit Parties, and shall permit any of the foregoing persons, upon reasonable request, to review and copy all books and records (including without limitation all books and records maintained in electronic format) of each Credit Party, subject in each case to the confidentiality obligations of the Credit Parties.
9.Release.

(a)
In consideration of the agreements of the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Waiver Effective Date, the Company and each other Credit Party, on behalf of themselves and their successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges, to the fullest extent permitted by law, each Agent, each Lender, each Issuing Bank, the Swing Line Lender, their respective successors and assigns and each of their respective affiliates, subsidiaries, predecessors, directors, officers, partners, attorneys, employees, agents and other representatives (each Lender, each Agent, each Issuing Bank, the Swing Line Lender and all such other Persons being hereinafter referred to collectively as the “Releasees”, and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, controversies, claims, defenses, rights of offset (other than any offset arising from a claim not subject to the  release contained herein), damages and liabilities whatsoever, including, without limitation, any so-called “lender liability”, equitable subordination claims or defenses, any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent (individually, a “Claim” and, collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, liquidated or unliquidated, joint and/or several, both at law and in equity, which the Company or any other Credit Party or any of their successors, assigns or other legal representatives may now or hereafter have against the Releasees or any of them which arises at any time on or prior to the date of this Waiver on account of, or in relation to, any of the Credit Agreement, as modified hereby, the other Credit Documents or this Waiver or transactions thereunder or related thereto, other than, in each case, any Claim in respect of the gross negligence or willful misconduct of any Releasee.

(b)	The Company and each other Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)
The Company and each other Credit Party, on behalf of themselves and their respective successors, assigns and other legal representatives, further stipulates and agrees with respect to all Claims, that it hereby waives any and all provisions, rights, and benefits conferred by Cal. Civ. Code 1542 or any law of any state of the United States, or any principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code 1542, which provides: “a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”.

(d)	The agreements of each Credit Party set forth in this Section (9) of this Waiver shall survive the termination of this Waiver.
10.Counterparts. This Waiver may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
11.Governing Law. This Waiver shall be governed by, and construed in accordance with, the law of the State of New York.
12.Severability. If any provision contained in this Waiver shall be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, and the remaining provisions of this Waiver shall not in any way be affected or impaired. The invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
13.Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Waiver.
[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed by their respective authorized officers as of the day and year first above written.

EDUCATION MANAGEMENT LLC

By:
Name: J. Devitt Kramer
Title: Senior Vice President, General Counsel & Corporate Secretary

EDUCATION MANAGEMENT HOLDINGS LLC
By:
Name: J. Devitt Kramer
Title: Secretary

EDUCATION MANAGEMENT FINANCE CORP.

By:
Name: J. Devitt Kramer
Title: Secretary

[Signature Page to Waiver]

Argosy University Family Center, Inc.
EDMC Marketing and Advertising, Inc.
Higher Education Services, Inc.
MCM University Plaza, Inc.
The Connecting Link, Inc.
AID Restaurant, Inc.
AIH Restaurant, Inc.
AIIM Restaurant, Inc.

By:
Name: J. Devitt Kramer
Title: Secretary

[Signature Page to Waiver]

Aggregate Amounts Beneficially Owned or Managed on Account of:
2015 Revolving Commitments: $_______
Tranche C-2 Term Loans: $_______
Tranche C-3 Term Loans: $_______

Name of Institution:
___________________________________

By
Name:
Title:

For Lenders requiring a second signature line:

By
Name:
Title:

Schedule I
Post-Closing Items
The Credit Parties agree that, in addition to the other terms, conditions and provisions set forth herein, the Credit Parties will deliver, or will cause to be delivered, to the Administrative Agent and the Collateral Agent by no later than the date referred to below with respect to each such item (or such longer period of time as may be agreed by the Collateral Agent) the following items, in each case in form and substance reasonably satisfactory to the Collateral Agent:

(a)
on or prior to the date that is five (5) Business Days after the date on which U.S. Bank National Association (“US Bank”) succeeds BNP as Administrative Agent and Collateral Agent and in any event, no later than thirty (30) calendar days from the date hereof, a Counterpart Agreement the effect of which is to make each of (i) Education Finance II LLC, (ii) The Art Institutes International LLC, (iii) Brown Mackie Education Corporation, (iv) South University Research Corporation, (v) AIT Restaurant Inc., (vi) AiCA-IE Restaurant, Inc., (vii) AITN Restaurant, Inc. and (viii) AIIN Restaurant, LLC (“New Guarantors”) a Guarantor under the Credit Agreement and a Grantor under the Pledge and Security Agreement;

(b)
on or prior to the date that is five (5) Business Days after the date on which US Bank succeeds BNP as Administrative Agent and Collateral Agent and in any event, no later than thirty (30) calendar days from the date hereof, original share or interest certificates and related share powers, executed, in blank, representing 100% of the certificated issued and outstanding equity interest in the New Guarantor’s Subsidiaries;  and

(c)	promptly any document reasonably required to acknowledge, confirm, register, record or perfect the Collateral Agent’s interest in the Intellectual Property.